Exhibit 10.12
Chubb Limited
Outside Directors Compensation Parameters
February 2017

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Annual Retainer Fee of $290,000. Paid $170,000 in restricted stock and $120,000 cash or, at the election of the director, $290,000 in restricted stock. Includes expectation of service on up to two committees (not counting service on Executive Committee). No fees are payable for regular board or committee meetings.

•	Annual premiums for committee chairs and lead director:

-     Audit-$35,000
-     Compensation-$25,000
-     Nominating & Governance-$20,000
-     Risk & Finance-$20,000
-     Lead director-$50,000

•	Annual premiums for selected committee service (non-chair): None.

•	Committee chair and lead director service premiums are payable in cash quarterly or, at the election of the director, in restricted stock annually.

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Meeting fees for “special” meetings (required to consider transactions or other special circumstances, as determined jointly by the Lead Director and Chairman): $2,000 per telephone meeting, $3,000 for ‘in person’ meetings. Payable in cash quarterly. Meeting fees as described in this paragraph shall be payable as determined by the Nominating & Governance Committee, but in all cases subject to availability, taking into account paid and allocable Retainer Fees and premiums described above, within the annual compensation cap approved by shareholders.

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Restricted stock will be awarded at beginning of the plan year (i.e. the date of the Annual General Meeting) and become non-forfeitable at end of the plan year, provided that the grantee has remained a Chubb director continuously during that plan year. Increases shall be paid on a pro-rated basis, based on date of award.